Exhibit 4.12b

CERTIFICATE OF TRUST

OF

CT PUBLIC PREFERRED TRUST II

This Certificate of Trust of CT Public Preferred Trust II (the “Trust”), dated as of May 14, 2008, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.)(the “Act”).

1.             Name.  The name of the statutory trust being formed hereby is CT Public Preferred Trust II.

2.             Delaware Trustee.  The name and business address of the trustee of the Trust, with a principal place of business in the State of Delaware, are BNYM (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

3.             Effective Date.  This Certificate of Trust shall be effective as of its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act as of the date first above written.

GEOFFREY G. JERVIS, not in his individual capacity, but solely as trustee

/s/ Geoffrey G. Jervis

BNYM (DELAWARE), not in its individual capacity, but solely as trustee

By:	/s/ Kristine K. Gullo
Name: Kristine K. Gullo
Title: Vice President